EXHIBIT 21


                           IES INDUSTRIES INC.
                     SUBSIDIARIES OF THE REGISTRANT



The following are deemed to be significant subsidiaries of Industries --


Name of Subsidiary                 State of Incorporation

IES Utilities Inc.                 Iowa

IES Diversified Inc.               Iowa